Sub-Item 77Q1(d): Copies of Material Amendments to the Trusts Declaration of Trust Relating to Sub-Item 77I

Effective July 31, 2014, the Goldman Sachs Tactical Tilt Implementation Fund commenced offering Institutional Shares. The terms of the Institutional Shares for the Tactical Tilt Implementation Fund are described in Post-Effective Amendment No. 424 to the Registrants Registration Statement on Form N-1A, filed with the Securities and Exchange Commission on July 24, 2014
(Accession No. 0001193125-14-279008).  Amendment No. 79 dated April 10, 2014 to the Trusts Agreement and Declaration of Trust, dated January 28, 1997, which established Institutional Shares for the Tactical Tilt Implementation Fund, is incorporated herein by reference to Exhibit (a)(80) to Post-Effective Amendment No. 414 to the Registrants Registration Statement on Form N-1A filed with the Securities and Exchange Commission on April 25, 2014 (Accession No. 0001193125-14-159471).